CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form N-14 of the Investment Managers Series Trust and to the use of our report dated June 25, 2009 on the financial statements and financial highlights of the Liberty Street Horizon Fund, a series of shares of beneficial interest of the Forum Funds.  Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
August 14, 2009